Exhibit 10.1

THE

WCI COMMUNITIES, INC.

(WCI)

MANAGEMENT INCENTIVE

COMPENSATION PLAN

(MICP)

I.	OBJECTIVE

The WCI Communities, Inc. (“WCI” or “Company”) Management Incentive Compensation Plan (the “MICP” or “Plan”) was established to reward the performance of those key employees whose efforts significantly impact WCI’s achievement of its annual financial goals and certain key operating or non-financial goals. The Plan will place emphasis on differentiating performance among our diverse businesses while maintaining a consistent reward theory and a common focus on achieving our financial and non-financial objectives. This Plan is also designed to provide significant financial rewards (“Bonus Awards”) to participants when such objectives are met or exceeded. However, through a “pay-for-performance” structure, the Plan will generate reduced or no incentive payment when objectives or financial goals are not met.

The plan will operate on a calendar year basis (“Plan Year”).

II.	PARTICIPATION

A Plan participant (“Participant”) must: a) not be a participant in the Senior Management Incentive Compensation Plan (“SMICP”), and b) be an officer or other key employee of WCI selected or approved annually by the Board of Directors or by the Executive Compensation Committee of the Board (the “Committee”). Unless otherwise determined by the Committee, Participants may not participate in any other formal incentive plan (no cross-participation).

Termination of employment (whether voluntary or otherwise) prior to a payment date will result in the loss of the entire Bonus Award; provided however, discretionary bonuses and pro-rated bonuses may be given with the approval of the Chief Executive Officer.

The Committee may take economic and environmental conditions into consideration when approving the overall bonus pool. Extraordinary items and circumstances beyond executives control will be considered when developing the overall pool.

Notwithstanding the MICP caps and schedules developed and defined from time to time, the Committee reserves the right to address incremental compensation for an executive as it may be merited.

III.	BONUS AMOUNTS AS A PERCENT OF SALARY

A Participant’s target bonus amount (“Target Bonus”) and maximum potential bonus, each as a percent of base salary, will be established on an annual basis. The Committee shall, on an annual basis, based upon recommendations from the Chief Executive Officer, review and approve the total number of Participants in the MICP and the total aggregate target Bonus Awards under the MICP for that year.

If a Participant receives a salary increase, or a promotion, during the Plan Year their salary will be based on a prorated monthly salary amount. Participants who are hired into a MICP eligible position after February 1 of that Plan Year, will have their Bonus Award calculated only for the quarters that they were employed.

IV.	PARTICIPANT CLASSIFICATION

Based on a Participant’s position within WCI, each Participant will be classified as a member of one of the following groups (or such other group as may be established by the Committee from time to time):

(i)	Corporate Administrative Personnel
(ii)	Business Unit Chief Operating Officers
(iii)	Regional Presidents
(iv)	Division Presidents
(v)	Operating Managers/Division Financial Managers
(vi)	Other Managers

V.	OBJECTIVES/ACHIEVEMENT MEASUREMENT

The amount of each Participant’s Bonus shall be determined based on a combination of (i) the Participant’s Target Bonus amount as percent of base salary, (ii) the group within which the Participant is classified and, (iii) achievement of one or more of the following objectives: Corporate Financial Objectives, Division/Project Objectives, and Personal Objectives. Corporate Financial Objectives are approved annually by the Committee. Division/Project Objectives and Personal Objectives are reviewed and approved annually by the Chief Executive Officer.

Participants shall be eligible to receive Bonus Awards based on the extent to which objectives set for that Participant have been achieved. Objectives in respect of each Plan Year shall be established annually and shall be communicated to Participants prior to the end of the first calendar quarter of such Plan Year (or at some other time as determined by the Board). Corporate Financial Objectives may be based upon net income, gross margin, return on capital and/or any other objectives deemed appropriate by the Committee, in its discretion.

The Board of Directors of WCI has delegated to the Chief Executive Officer and President the authority with respect to any employee in the MICP (the “Designated Employees”) (other than the Executive Vice President and Chief Financial Officer, the Chief Operating Officer (Tower Division), the Chief Operating Officer (Homebuilding and Real Estate Services Division), any Senior Vice President, Regional President or Division President), to further define the Bonus formulas and to determine Bonus Awards under the MICP, subject to the limitation that the total of all awards not exceed the amount of total bonus awards (under both MICP and SMICP) approved at plan performance for that year (the “Aggregate Bonus Limit”). In that regard, the Chief Executive Officer shall submit in advance to the Committee his specific Bonus programs with respect to any such Designated Employees for confirmation and ratification by the Committee that such programs comply with the foregoing Aggregate Bonus Limit.

Participants shall be paid their Bonus (if any) in respect of a Plan Year by March 15th of the following Plan Year.

VI.	CHANGES TO PARTICIPANTS’ POSITION OR RESPONSIBILITY

If a Participant changes position or responsibility during the year, the Participant’s manager is responsible for advising Human Resources to the effect the change alters the personal Financial Objectives. Human Resources will then modify the individual worksheets and obtain approval from the Senior Executive of the Business Unit with review by the V.P. of Finance. Failure to adhere to this provision will result in a final bonus determination made by Human Resources/Finance/Business Unit during the final calculation process.

VII.	IMPACT ON BENEFITS

A Participant’s Bonus, within legal limitations, will be eligible for contribution to the WCI Communities 401(k) and Retirement Plan unless Participant elects not to make such a contribution and notifies the payroll department in writing of this election. This contribution will also receive the applicable Company match.

VIII	APPROVALS

At the beginning of each fiscal year, the Chief Executive Officer shall submit to the Committee for its approval the proposed MICP for that year.

NOTE: This document is to inform the employees of potential compensation based on their performance and performance of the Company. All terms and conditions of this Plan may be modified by WCI from time-to-time upon notice. This document is for information purposes only and in no way should be construed as an employment contract or other commitment to continue your employment.